Exhibit 10.5

December 18, 2020

Deerfield Healthcare Technology Acquisitions Corp.

780 Third Avenue, 37th Floor
New York, NY 10017

Re: Deerfield Healthcare Technology Acquisitions Corp.

Gentlemen:

This consent and waiver letter (this “Consent and Waiver Letter”) is being executed and delivered in connection with the proposed Business Combination Agreement, dated as of the date hereof, by and among Deerfield Healthcare Technology Acquisitions Corp., a Delaware corporation (the “Company”), CareMax Medical Group, LLC, IMC Medical Group Holdings, LLC, the other members of the CareMax Group named therein, IMC Holdings, LLC and Deerfield Partners, L.P. (“Deerfield”) (in the form attached hereto as Exhibit A, without giving effect to any material amendment, waiver or modification thereto, the “Business Combination Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings given thereto under the Business Combination Agreement.

In consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition to the Company’s entry into the Business Combination Agreement, the parties hereto agree as set forth below.

Deerfield Letter Agreement

Reference is made to that certain Letter Agreement, dated as of July 16, 2020 by and between the Company and Deerfield (the “July 16 Letter Agreement”). Pursuant to the terms of the July 16 Letter Agreement, the Company agreed to not consummate its initial Business Combination (as defined in the July 16 Letter Agreement) without the consent of Deerfield.

Deerfield hereby consents, solely for purposes of the July 16 Letter Agreement, to the consummation of the Business Combination and the transactions contemplated thereby, in each case, as contemplated by the Business Combination Agreement.

Company Charter

Further reference is made to the Second Amended and Restated Certificate of Incorporation of the Company, dated as of July 16, 2020 (the “Company Charter”). Pursuant to Section 4.3(b)(ii) of the Company Charter, in the case that shares of Class A Common Stock (as defined in the Company Charter) or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Company’s initial public offering of securities and related to or in connection with the closing of the initial Business Combination (as defined in the Company Charter), all issued and outstanding shares of Class B Common Stock (as defined in the Company Charter) shall automatically convert into shares of Class A Common Stock at the time of the closing of the such initial Business Combination and the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock shall be adjusted as set forth therein.

Simultaneously with, and conditioned upon, the consummation of the Business Combination contemplated by the Business Combination Agreement, pursuant to the terms thereof, DFHTA Sponsor LLC (the “Sponsor), which represents that it is the holder of a majority of the Class B Common Stock outstanding, hereby waives, in accordance with Section 4.3(b)(ii) of the Company Charter, to the fullest extent permitted by law and the Company Charter, any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Company Charter that would, as a result of the consummation of the Business Combination or the transactions contemplated by the Business Combination Agreement, including the issuance of the Closing Date Equity Consideration, the issuance, if at all, of IMC Adjustment Equity or CareMax Adjustment Equity, the IMC Earnout Consideration, or CareMax Earnout Consideration, the PIPE Investment or the Deerfield PIPE, in each case, cause the Class B Common Stock to convert to Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination contemplated by the Business Combination Agreement.

Miscellaneous

Except as expressly set forth in this Consent and Waiver Letter, the terms of the July 16 Letter Agreement and the Company Charter remain in full force and effect, without modification or waiver thereof.

This Consent and Waiver Letter and the obligations of each party hereunder shall automatically terminate upon the termination of the Business Combination Agreement in accordance with its terms.

This Consent and Waiver Letter may not be changed, amended, modified or waived, except by a written instrument executed by all parties hereto.

This Consent and Waiver Letter may be executed and delivered in one or more counterparts (including by facsimile, electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

This Consent and Waiver Letter shall be binding on the parties hereto and each of their permitted successors and assigns.

This Consent and Waiver Letter shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Consent and Waiver Letter shall be brought and enforced in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in Wilmington, Delaware, or solely if such courts decline jurisdiction, in any state courts located in Wilmington, Delaware), and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

[Signature Page follows]

In Witness whereof, the parties have caused this Consent and Waiver Letter to be executed as of the date first written above.

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P.
General Partner

By:	J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DFHTA Sponsor LLC

By:	/s/ Lawrence Atinsky
Name: Lawrence Atinsky
Title: Manager

Acknowledged and Agreed:

DEERFIELD HEALTHCARE TECHNOLOGY ACQUISITIONS CORP.

DEERFIELD PARTNERS, L.P.

By:	/s/ Christopher Wolfe
Name: Christopher Wolfe
Title: Chief Financial Officer

Exhibit A

Business Combination Agreement